UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Kindred Healthcare, Inc. (the “Company”) reaffirmed its previous earnings guidance for 2014. The Company expects consolidated revenues for 2014 to approximate $5.2 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rent, is expected to range from $715 million to $732 million. The Company expects to report income from continuing operations for 2014 between $58 million and $68 million or $1.05 to $1.25 per diluted share (based upon diluted shares of 53.2 million).

The Company also reaffirmed its operating cash flow guidance for 2014 at a range between $245 million and $275 million. Estimated routine capital expenditures for 2014 are expected to range from $100 million to $105 million and estimated costs to develop new or replacement transitional care hospitals, transitional care nursing centers, and inpatient rehabilitation facilities will approximate $20 million to $25 million in 2014. Operating cash flows in excess of the Company’s routine and development capital spending programs are expected to approximate $125 million to $145 million for 2014 and will be available to pay dividends, repay debt and fund acquisitions. Estimated dividend payments for 2014 are expected to approximate $26 million.

The Company’s earnings and cash flow guidance for 2014 excludes the effect of the offering of the Company’s common stock contemplated by the preliminary prospectus supplement filed with the Securities and Exchange Commission on June 16, 2014 and any reimbursement changes, severance, retirement and retention costs, litigation costs, debt refinancing costs, transaction-related costs, any further acquisitions or divestitures, any impairment charges, and any repurchases of common stock.

The Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) balance at May 31, 2014 was $242.1 million. The applicable weighted average interest rate on the ABL Facility at May 31, 2014 was 2.84%.

KINDRED HEALTHCARE, INC.

Reconciliation of Earnings Guidance for 2014—Continuing Operations (a)

(Unaudited)

(In millions, except per share amounts)

	As of June 16, 2014		As of May 7, 2014
	Low	High	Low	High
Operating income	$715	$732	$715	$732

Rent	335	335	335	335
Depreciation and amortization	163	163	163	163
Interest, net	98	98	98	98

Income from continuing operations before income taxes	119	136	119	136
Provision for income taxes	46	53	46	53

Income from continuing operations	73	83	73	83
Earnings attributable to noncontrolling interests	(15)	(15)	(15)	(15)

Income from continuing operations attributable to the Company	58	68	58	68
Allocation to participating unvested restricted stockholders	(2)	(2)	(2)	(2)

Available to common stockholders	$56	$66	$56	$66

Earnings per diluted share	$1.05	$1.25	$1.05	$1.25

Shares used in computing earnings per diluted share	53.2	53.2	53.2	53.2

(a)	The earnings guidance excludes the effect of the offering of the Company's common stock contemplated by the preliminary prospectus supplement filed with the Securities and Exchange Commission on June 16, 2014 and any reimbursement changes, severance, retirement and retention costs, litigation costs, debt refinancing costs, transaction-related costs, any further acquisitions or divestitures, any impairment charges, and any repurchases of common stock.

This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 8.01. Other Events

Incorporated by reference is a press release issued by the Company on June 16, 2014, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated June 16, 2014, issued by Kindred Healthcare, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

Date: June 16, 2014	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary